Exhibit 23.2

[Ernst & Young LLP Letterhead]

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3, and any post-effective amendment filed pursuant to Rule 462(e) of the Securities Act of 1933, as amended, of our report dated August 9, 2013, relating to the financial statements of N-able Technologies International, Inc. as at December 31, 2012, which appears in SolarWinds, Inc.’s Current Report on Form 8-K dated May 28, 2013 (as amended by its Current Reports on Form 8-K/A dated August 12, 2013 and September 17, 2013). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants
Ottawa, Canada
November 6, 2013